Exhibit 99(n)(3)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement Form N-2 (Post-Effective Amendment No. 2 to File No. 333-169122; Amendment No. 5 to File No. 811-22463) of Ironwood Institutional Multi-Strategy Fund LLC of our report dated June 27, 2011, included in the 2011 Annual Report to shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania
April 12, 2012